ADMINISTRATIVE AGREEMENT


      THIS AGREEMENT is made this 6th day of May, 1992 by and between PATRIOT PREMIUM DIVIDEND FUND II, a Massachusetts business trust (the "Fund"), and John Hancock Advisers, Inc., a corporation organized under the laws of the State of Delaware (the "Administrator"). The parties hereto intending so to be legally bound, agree with each other as follows:

1.    SERVICES RENDERED BY THE ADMINISTRATOR

      The Administrator, subject to the control, direction and supervision of the Fund's trustees and in conformity with applicable laws, the Fund's Agreement and Declaration of Trust, By-Laws, and Registration Statements, shall furnish the services of such members of its organization as may be duly elected officers of the Fund and shall supervise and manage the provision of custodial, auditing, valuation, bookkeeping, legal, stock transfer and dividend disbursing services, and such other, similar operational activities as may benefit the Fund and its shareholders and shall, in addition, provide public relations activities for the Fund, including communications with shareholders as may benefit the Fund and its shareholders. The Fund hereby engages the Administrator to provide it with such services.

      The Administrator shall furnish to the Fund office space, facilities, equipment and personnel adequate to provide the services described in the foregoing paragraph and shall be reimbursed by the Fund for the total costs of such services.

2.    EXPENSES TO BE PAID BY THE FUND

      Except as otherwise agreed, or as otherwise provided herein, the Fund shall pay, or arrange for others to pay, all its expenses other than those expressly stated to be payable by the Administrator pursuant to this Agreement and the Investment Advisory Agreement of even date herewith, which expenses payable by the Fund shall include: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of its trustees and officers other than those who are affiliated persons of the Administrator; (iv) fees of outside counsel to and of independent accountants of the Fund selected by the Board of Trustees; (v) custodian, transfer agent, and dividend disbursing agent fees and expenses; (vi) expenses related to the repurchase or redemption of its shares;
(vii) expenses related to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (viii) fees and related expenses of registering and qualifying the Fund and its shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund; (x) all other expenses incidental to holding meetings of the Fund's shareholders including proxy solicitations therefor; (xi) expenses for servicing accounts (including the provision of accounting and tax information to shareholders); (xii) insurance premiums for fidelity coverage, errors and omissions insurance and officers and directors insurance; (xiii) dues for the Fund's membership in trade associations approved by the Board of Trustees; and (xiv) such nonrecurring expenses as may arise, including those associated with actions, suits, or proceedings to which the Fund is a party and arising from any legal obligation which the Fund may have to indemnify its officers and trustees with respect thereto. To the extent that any of the


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foregoing expenses are allocated between the Fund and any other party, such allocations shall be pursuant to methods approved by the trustees.

3.    ROLE OF ADMINISTRATOR

      The Administrator, and any person controlled by or under common control with the Administrator, shall be free to render similar services to others and engage in other activities, so long as the services rendered to the Fund are not impaired.

      Except as otherwise agreed, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Fund, or to any partner or security holder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

4. COMPENSATION OF THE ADMINISTRATOR BY THE FUND

      The Fund shall reimburse the Administrator for its total "cost," as that term is more fully described herein. The "cost" of services provided to the Fund hereunder shall be deemed to include both the relevant direct expenditures by the Administrator (including the cost of goods and services obtained from others) and the related overhead costs, such as depreciation, interest, employee supervision, rent and like costs. Such reimbursement shall be payable for each calendar month as soon as practicable after the end of that month. To the extent that any of the foregoing costs are allocated between the Fund and other activities of the Administrator, such costs will be allocated on the basis of reasonable approximations, provided the Board of Trustees of the Fund, including a majority of the trustees who are not interested persons of the Fund, approve the basis upon which such allocations are made.

5.    DURATION OF AGREEMENT

      This Agreement shall become effective on the date hereof and shall continue in force from year to year thereafter, but only so long as such continuance is approved at least annually by the vote of a majority of the Fund's trustees who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the Fund's trustees or the holders of a majority of the Fund's outstanding voting securities.

      This Agreement shall terminate automatically in the event of its assignment. This Agreement may be terminated at any time by the Fund's trustees, by vote of the holders of a majority of the Fund's outstanding voting securities, or by the Administrator, on not more than sixty (60) days', nor less than thirty (30) days' written notice, or upon such shorter notice as may be mutually agreed upon. Such termination shall be without payment of any penalty.

6. LIMITATION OF LIABILITY OF TRUSTEES AND SHAREHOLDERS

      A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this written instrument is executed on behalf of the trustees of the Fund as trustees and not individually and that the obligations of or arising out

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of this instrument are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Fund.

7.    MISCELLANEOUS PROVISIONs

      For the purposes of this Agreement, the terms "affiliated person," "assignment," "interested person," and "majority of the outstanding voting securities" shall have their respective meanings defined in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the Administrator or the Fund by the Securities and Exchange Commission, or such interpretive positions as may be taken by the Commission or its staff under said Act.

      IN WITNESS WHEREOF, the parties hereto each have caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

                                     PATRIOT PREMIUM DIVIDEND FUND II



                                     By  /s/Andrew F. St. Pierre
                                         ---------------------------
                                            Vice President



                                     JOHN HANCOCK ADVISERS, INC.



                                     By  /s/John A. Moran
                                         ---------------------------
                                            Vice President